Exhibit 10.1

CHANGE OF CONTROL
EMPLOYMENT AGREEMENT

AGREEMENT made as of this 12th day of November, 2007 by and between PENN TREATY AMERICAN CORPORATION ,a Pennsylvania corporation, (the “Company”), and Stephen LaPierre, an employee of the Company’s subsidiary, Penn Treaty Network America Insurance Company (“Employee”).

The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide Employee with compensation arrangements upon a Change of Control which provide Employee with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

In consideration of the mutual covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

I.	CHANGE OF CONTROL

For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition, other than from the Company, by any person, entity or “group” within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding, for this purpose, the Company, its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) Approval by the shareholders of the Company of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly).

II.	EMPLOYMENT

2.01. Effective Date. The Company hereby agrees to continue to employ Employee and Employee hereby agrees to remain an employee of the Company, for the period beginning upon a Change of Control (as defined in Section I) and ending on the first anniversary of such date (the “Employment Period”), subject to the terms and conditions hereinafter set forth. The Employment Period shall automatically be extended for one or more additional one-year periods commencing at the conclusion of the initial one-year period, unless three (3) months prior to the end of the initial term or any subsequent term, the Company shall have delivered to Employee, or Employee shall have delivered to the Company, written notice that the term of Employee’s employment hereunder will not be extended.

2.02. Prior Termination. Anything in this Agreement to the contrary, notwithstanding, if Employee’s employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then Employee’s Employment Period shall begin as of the date immediately prior to the date of such termination.

III.	DUTIES

3.01. Position and Duties. During the Employment Period, (a) Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be comparable in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the commencement of the Employment Period and (b) Employee’s services shall be performed at the location where he was employed immediately preceding the commencement of the Employment Period or at any office or location not more than fifty (50) miles from such location.

3.02. Full Efforts. During the Employment Period, Employee agrees to continue to devote reasonable attention and time to the business and affairs of the Company, consistent with prior practice, and to use his reasonable best efforts to perform faithfully and efficiently the responsibilities incidental to his position.

IV.	COMPENSATION AND RELATED MATTERS

4.01. Base Salary. (a) During the Employment Period, the Company shall pay to Employee a base salary of not less than the highest base salary paid or payable to Employee by the Company during the twelve-month period immediately preceding the commencement of the Employment Period, payable in 24 equal installments on the 1st and 15th day of each month in arrears. This base salary may be increased from time to time by the Company’s Board of Directors. Once Employee’s base salary is increased, it may not thereafter be reduced.

The base salary payments (including any increased base salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company under this Agreement, nor shall any other compensation benefit or payment hereunder in any way limit or reduce the obligation of the Company to pay Employee’s base salary.

4.02. Bonus. During the Employment Period, the Company shall pay to Employee a bonus in an amount at least equal to the highest bonus paid to Employee during the three fiscal years immediately preceding the year in which the Employment Period commences.

4.03. Incentive Awards. During the Employment Period, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to key employees of the Company.

4.04. Welfare Benefits. During the Employment Period, Employee shall be entitled to participate in all welfare plans, practices, policies and programs provided by the Company (including, without limitation, medical plans, dental plans, disability plans, and group or other insurance plans and benefits), to the extent that he is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time.

4.05. Fringe Benefits. During the Employment Period, Employee shall be entitled to all fringe benefits provided by the Company to its key employees.

4.06. Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, including all travel and living expenses while away from home and on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

4.07. Services Furnished. During the Employment Period, the Company shall furnish Employee with office space in the Company’s current executive offices in Allentown, Pennsylvania (or in another location proximate to Allentown, Pennsylvania which is acceptable to Employee), secretarial assistance, and such other facilities and services as shall be suitable to Employee’s position and adequate for the performance of his duties hereunder.

V.	TERMINATION

5.01. Termination by Company. Employee’s employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

(a) Death. Employee’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Employee’s employment hereunder.

(c) Cause. The company may terminate Employee’s employment hereunder for “Cause”. For purposes of this Agreement, “Cause” means the willful commission of an act of dishonesty or fraud by the Employee, provided that no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to Employee setting forth the reasons for the Company’s intention to terminate him for Cause, (ii) an opportunity for Employee, together with his counsel, to be heard before the full Board of Directors of the Company with reasonable advance notice of the time and place of meeting, and (iii) delivery to Employee of a Notice of Termination (as defined in Section 5.03 hereof) stating that in the good faith opinion of the Board of Directors, Employee was guilty of conduct constituting “Cause”, and specifying the particulars thereof in detail.

5.02. Termination by Employee. The Employee may terminate his employment without any breach of this Agreement only for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean:

(a) the assignment to Employee of any duties inconsistent with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(b) any failure by the Company to comply with Section IV of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(c) the Company’s requiring Employee to relocate to any office or location other than that described in Section 4.07 (excluding travel reasonably required in the performance of Employee’s responsibilities);

(d) any purported termination by the Company of Employee’s employment otherwise than as expressly permitted by this Agreement; or

(e) any failure by the Company to comply with and satisfy Section 8.04 of this Agreement.

5.03. Termination Procedure.

(a) Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other than termination due to Employee’s death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) the Date of Termination (as defined below).

(b) Date of Termination. “Date of Termination” shall mean:

(i) if Employee’s employment is terminated by his death, the date of his death,

(ii) if the Employee’s employment is terminated pursuant to Section 5.01(b), thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period),

(iii) if Employee’s employment is terminated pursuant to Section 5.01(c), the date specified in the Notice of Termination, and

(iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given, provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

VI. COMPENSATION UPON TERMINATION

6.01. Death. If Employee’s employment is terminated by reason of his death, this Agreement shall terminate without further obligations to Employee’s legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by Employee as of the Date of Termination, including, for this purpose (i) Employee’s full base salary through the Date of Termination at the rate in effect on the Date of Termination, (ii) if Employee dies on or after the

Company’s year-end but before payment of the Company’s year-end bonus (if any), the bonus payment to which Employee is entitled being hereinafter referred to as “Accrued Obligations”. All such Accrued Obligations shall be paid to Employee’s spouse or other designated beneficiary (or if he leaves to spouse or other designated beneficiary, to his estate) in a lump sum in cash within thirty (30) days after the Date of Termination.

6.02. Disability. If Employee’s employment is terminated by reason of disability pursuant to Section 5.01(b), this Agreement shall terminate without further obligations to Employee, other than the obligation to pay to Employee all Accrued Obligations. All such Accrued Obligations shall be paid to Employee in a lump sum in cash within thirty (30) days after the Date of Termination.

6.03. Termination for Cause: Termination by Employee in Breach of Agreement. If Employee’s employment is terminated for Cause or if Employee terminates employment for any reason other than Good Reason, this Agreement shall terminate without further obligations to Employee other than the Company’s obligation to pay to Employee all Accrued Obligations. All such Accrued Obligations shall be paid to Employee in a lump sum in cash within thirty (30) days after the Date of Termination.

6.04. Termination by Employee for Good Reason; Termination by the Company in Breach of Agreement. If Employee’s employment is terminated by the Company for any reason other than those specified in Section 5.01, or if Employee shall terminate his employment for Good Reason:

(a) the Company shall pay to Employee in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

(i) Employee’s full base salary through the end of the Employment Period; and

(ii) the product of (x) the annual bonus (if any) paid to Employee for the last full fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

(iii) all Accrued Obligations.

(b) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to Employee and/or Employee’s family at least equal to those that would have been provided to them if Employee’s employment had not been terminated, including health insurance and life insurance, and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period. In the event that Employee’s participation in any such plan, program, practice or policy is barred, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise have been entitled to receive under the plans, programs, practices or policies from which his continued participation is barred.

VII.	CONFIDENTIALITY

Employee acknowledges and agrees that in the course of, or incident to, his employment, the Company may provide to Employee, or Employee may otherwise become exposed to, confidential information. For purposes of the Agreement, the term “confidential information” shall mean all information concerning the business of the Company, including but not limited to, all data processing programs, systems and methods of processing of the Company, all software concepts, ideas, developments or products of the Company, all inventions, experiments and research of the Company, all marketing initiatives or techniques of the Company, all customer and prospect lists of the Company, and all information received from third parties and held in confidence by the Company, but shall not include any information that enters the public domain, other than information that enters the public domain as a result of a violation by Employee, or any other person or entity at his direction. In light of the foregoing, Employee agrees to hold the confidential information in the strictest confidence and will not disclose (without the prior written consent of the Company) any portion thereof to any person or entity, other than the Company or those designated by it.

VIII.	MISCELLANEOUS

8.01. Notice. All notices or other communications hereunder shall be in writing and deemed given if mailed by registered or certified mail, return receipt requested, or by similarly reliable means, to the parties at the addresses set forth below or to such other addresses as shall be specified by notice to the other parties hereunder:

To the Company at:

Penn Treaty American Corporation
3440 Lehigh Street
Allentown, PA 18103

To Employee at:

1636 N. Cedar Crest Blvd., Ste. #107
Allentown, PA 18104

8.02. Waiver of or Consent to Breach. The waiver by the Company or Employee of a breach or violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation thereof.

8.03. Assignability. This Agreement shall not be assignable by Employee, but otherwise shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

8.04. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.05. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

8.06. Employment Before Change of Control

(a) Employee and the Company acknowledge that the employment of Employee by the Company is “at will,” and, prior to a Change of Control, may be terminated by either Employee or the Company at any time. Upon a termination of Employee’s employment prior to a Change of Control, there shall be no further rights under this Agreement.

(b) Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with the Company.

8.07. Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the matters addressed herein, and it may not be altered or amended except by a written instrument signed by the Company and Employee. Any and all promises, agreements, representations, warranties and other statements, written or oral, made among the parties in respect to such matters prior to, or contemporaneously with, the execution hereof are hereby canceled and superseded and shall be of no further force and effect.

8.08. Severability. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall be deemed severable and independent and shall nevertheless be deemed valid, binding and enforceable.

8.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

8.10. Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

8.11. Gender. As used herein the neuter shall include the masculine and feminine, as the context may require.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ William Hunt

By: William Hunt
Title: President and Chief Executive Officer

PENN TREATY AMERICAN CORPORATION and affiliated companies

/s/ Stephen LaPierre  11/26/07

Stephen LaPierre
Title: Executive Vice President

Penn Treaty Network America Insurance Company